Exhibit 99.1

JDSU Announces $100 Million Common Stock Repurchase Program

Milpitas, Calif., May 27, 2014 - JDSU (NASDAQ: JDSU) announced today that its Board of Directors has authorized a program to repurchase up to $100 million of the Company’s common stock through open market or private transactions between now and June 27, 2015, the end of the Company’s fiscal year 2015. JDSU had $926.2 million in total cash as of March 29, 2014 and generated $58.3 million in free cash flow during the first nine months of fiscal year 2014. The timing of repurchases and the number of shares repurchased will depend upon business and financial market conditions.

“We have achieved 30 consecutive quarters of positive operating cash flow in varying macroeconomic and industry conditions,” stated Tom Waechter, JDSU’s President and Chief Executive Officer. “We believe our strong balance sheet and our expectations for future cash flow generation provide JDSU the flexibility to enhance shareholder value through share repurchases while continuing to invest in future growth and in strategic business development opportunities.”

About JDSU

JDSU (NASDAQ: JDSU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to statements related to expectations for future cash flow generation, continued investment strategies and stock repurchase transactions, including any intention to repurchase shares of our common stock from time to time under the stock repurchase program, as well as the timing, nature and financial impact of any such transactions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among other things: (a) the economic performance of markets in which we participate and financial markets as a whole; (b) the impact of global economic trends and industry-specific conditions on demand for our products (c) the market price of our common stock; (d) difficulty in predicting our future cash needs; (e) the Company’s discretion to purchase less than or none of the maximum of $100 million of our common stock as approved by the Board of Directors; (f) the nature of other investment opportunities and other potential uses of cash available to us from time to time; (g) our current and future operating performance and free cash flows; and (h) other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. For more information on these and other risks affecting the Company’s business, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013 filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are made as of the date hereof, and the Company assumes no obligation to update such statements.

Contacts
Investors:	Bill Ong 408-546-4521; bill.ong@jdsu.com
Press:	Jim Monroe, 240-404-1922; jim.monroe@jdsu.com